EXHIBIT (i)(7)

Theodore S. Chapman	Law Offices of CHAPMAN AND CUTLER LLP 111 West Monroe Street, Chicago, Illinois 60603-4080	San Francisco
1877-1943
Henry E. Cutler	FAX (312) 701-2361	595 Market Street
1879-1959	Telephone (312) 845-3000	San Francisco, CA 94105
	chapman.com	(415) 541-0500

Salt Lake City

201 South Main Street
Salt Lake City, Utah 84111
(801) 533-0066

October 17, 2008

Wasatch Funds, Inc.

150 Social Hall Avenue

4th Floor

Salt Lake City, Utah 84111

Re:	Wasatch Funds, Inc.

Ladies/Gentlemen:

We have served as counsel for the Wasatch Funds, Inc. (the “Company”), which proposes to offer and sell shares of common stock, $.01 par value per share (the “Shares”), of three new series, the Wasatch-1st Source Income Fund, Wasatch-1st Source Income Equity Fund and Wasatch-1st Source Long/Short Fund (each a “Fund”), in the manner and on the terms set forth in Post-Effective Amendment No. 45 to its Registration Statement on Form N-1A (File No. 33-10451) filed on or about October 17, 2008 (the “Registration Statement”) with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth. We have assumed, with your concurrence, that no series of the Company has issued or will issue shares in excess of the number authorized in the Company’s Articles of Incorporation or in the Company’s Certificates of Designation. We have also assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

Based upon the foregoing, we are of the opinion that:

The Shares of the Company on behalf of each Fund may be legally and validly issued from time to time in accordance with the Company’s Articles of Incorporation dated November 3, 1997, the Company’s By-Laws, the Company’s Certificate of Designation of Series P Common Shares, Series Q Common Shares, and Series R Common Shares and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Company of a purchase price of not less than the net asset value per share, and such Shares, when so issued and sold, will be legally issued, fully paid and non-assessable.

Law Offices of

CHAPMAN AND CUTLER LLP

Wasatch Funds, Inc.

October 17, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-10451) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP
CHAPMAN AND CUTLER LLP